Exhibit 10.26

SUMMARY OF

VIP MANAGEMENT INCENTIVE PLAN

Nabi Biopharmaceuticals executive officers are eligible to receive cash bonus rewards under the VIP Management Incentive Plan which is summarized below. The company’s vice president, senior director and director level personnel also are eligible to participate in the VIP Plan, although the summary below focuses on the aspects of the VIP Plan applicable to executive officers.

The objective of the VIP Plan is to provide an effective tool to help motivate managers high performance in achieving the company’s long-term value drivers and other objectives of the company’s strategy by aligning measurement and accountability with rewards.

Rewards under the VIP Plan are based on performance as measured by two balanced scorecards, the corporate scorecard and an individual scorecard for each participant’s functional area (except the Chief Executive Officer, who is measured on the corporate scorecard only). Both scorecards view organizational performance from four equally-weighted perspectives: financial, customer, internal, and employee learning and growth. Each perspective is divided into strategic objectives and corresponding measures, which are organized and weighted differently on each scorecard. The weighting may vary significantly from corporate to individual scorecards where increased focus is necessary. Both corporate and individual scorecards define threshold, target, and maximum performance levels. The structure and performance levels of the corporate scorecard are designed by our Chief Executive Officer and the other executive officers and approved by the Compensation Committee of the Board of Directors. Each individual scorecard is designed by the appropriate executive officer, reviewed by our human resources department, and approved by our Chief Executive Officer.

The three performance levels under each scorecard are defined as follows:

•	Threshold – This is the minimum level of performance for which the VIP Plan provides compensation that still builds value for the organization, but falls short of the stretch target. If the threshold level only is achieved, the weighting for a particular objective is reduced by 50% of its original value.

•	Target – This is achieved when a performance target is met. If the target level is achieved, the weighting for a particular objective is maintained at 100% of its original value.

•	Maximum – This is the maximum level of performance for which the VIP Plan provides compensation. If the maximum level is achieved, the weighting for a particular objective is increased to 150% of its original value.

In order for any reward to be payable a minimum corporate qualifier established for each bonus year must be achieved. In 2004, the minimum qualifier was based on free cash flow, as defined. Assuming achievement of the minimum corporate qualifier, the amount of reward that is paid is determined by using a two-step process.

First, the percentage scores from each of the corporate and individual scorecards (which will range between 50% and 150% in the aggregate) are multiplied by the bonus potential for each participant. The bonus potential for each participant is a percentage of the participant’s base salary as set forth in the following table.

Position	Percentage of Base Salary
CEO	83%
Sr. VP	55%
VP	37.5%
Sr. Director	37.5%
Director	15%

Second, the resulting corporate and individual bonus components are combined based on a weighting depending on the level of the participant as defined in the following table.

Position	Corporate	Individual
CEO	100%	0%
Sr. VP	80%	20%
VP	60%	40%
Sr. Director	50%	50%
Director	50%	50%

The bonus potential, the relative weights of the corporate and individual scores, and all other elements of the VIP Plan are subject to change at the discretion of the Compensation Committee.